Ex. 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No 033-31205) of Elfun Government Money Market Fund and to the incorporation by reference of our report, dated February 27, 2017, on Elfun International Equity Fund, Elfun Trusts, Elfun Diversified Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, and Elfun Government Money Market Fund, included in the Annual Shareholder Report for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 27, 2017